Exhibit 10.1

UNITED STATES OF AMERICA

DEPARTMENT OF THE TREASURY

COMPTROLLER OF THE CURRENCY

In the Matter of: North American Savings Bank, FSB Grandview, Missouri	) ) )	AA-EC-2012-160

CONSENT ORDER

WHEREAS, the Comptroller of the Currency of the United States of America (“Comptroller” or “OCC”), through his authorized representative, has supervisory authority over North American Savings Bank, FSB, Grandview, Missouri (“Bank”).

WHEREAS, the Bank, by and through its duly elected and acting Board of Directors (“Board”), has executed a Stipulation and Consent to the Issuance of a Consent Order (“Stipulation”), dated February 1, 2013, that is accepted by the Comptroller through his authorized representative.

WHEREAS, by this Stipulation, which is incorporated by reference, the Bank has consented to the issuance of this Consent Order (“Order”) by the Comptroller.

NOW THEREFORE, pursuant to the authority vested in him by the Federal Deposit Insurance Act, as amended, 12 U.S.C. § 1818, the Comptroller hereby orders that:

ARTICLE I

COMPLIANCE COMMITTEE

(1) Beginning immediately, the Bank’s Compliance Committee shall be responsible for monitoring and coordinating the Bank’s adherence to the provisions of this Order.

(2) The Compliance Committee shall meet at least monthly.

(3) Within fifteen (15) days of every calendar quarter end, the Compliance Committee shall submit a written progress report to the Board setting forth in detail:

(a)	A description of the action needed to achieve full compliance with each Article of this Order, Bank personnel responsible for implementing the corrective action, and the time frames for completion;

(b)	Actions taken to comply with each Article of this Order; and

(c)	The results and status of those actions.

(4) The Board shall forward a copy of the Compliance Committee’s report, with any additional comments by the Board, to the Director by no later than thirty (30) days following the end of each calendar quarter.

(5) The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of, and adherence to, the policies, procedures, and programs required by this Order.

ARTICLE II

BANK SECRECY ACT PROGRAM

(1) By May 31, 2013, the Board shall develop, implement, and thereafter ensure Bank adherence to a written program of policies and procedures to provide for compliance with the Bank Secrecy Act, as amended (31 U.S.C. § 5311 et seq.), the regulations promulgated thereunder at 31 C.F.R. Chapter X, as amended, 12 C.F.R. § 163.177, and 12 C.F.R. § 163.180(d), and the rules and regulations of the Office of Foreign Assets Control (“OFAC”) (collectively referred to as the “BSA”), and for the appropriate identification and monitoring of transactions that pose greater than normal risk for compliance with the BSA. This program shall include, at a minimum, a system of internal controls, a program of independent testing, an independent and qualified BSA Officer and staff, and a comprehensive training program to ensure ongoing compliance with the BSA. The system of internal controls shall include, at a minimum:

(a)	operating procedures for opening new accounts that provide for collecting customers’ identifying information, verifying customers’ identities, maintaining identification records, and identifying and monitoring higher-risk accounts;

(b)	comprehensive policies and procedures for identifying, monitoring, investigating, and resolving transactions that pose greater than normal risk for compliance with the BSA;

(c)	policies and procedures for ensuring all suspicious and large currency transactions are identified and reported; and

(d)	a written, institution-wide, ongoing BSA risk assessment that accurately identifies the BSA risks posed to the Bank after consideration of all pertinent information.

ARTICLE III

BANK SECRECY ACT RISK ASSESSMENT

(1) By February 15, 2013, the Board shall develop, implement, and ensure Bank adherence to a written, institution-wide ongoing BSA risk assessment program that accurately identifies the BSA risks posed to the Bank after consideration of all pertinent information (“Risk Assessment”). The Risk Assessment shall reflect a comprehensive analysis of the Bank’s vulnerabilities to money laundering and financial crimes activity and provide strategies to control risk and limit any identified vulnerabilities.

The Risk Assessment methodology shall follow the risk assessment expectations and logic set forth in the 2010 FFIEC Bank Secrecy Act/Anti-Money Laundering Examination Manual and shall include:

(a)	the identification of all activities and other elements that pose BSA risk to the Bank, including but not limited to, the volumes and types of the Bank’s:

(i)	products and services;

(ii)	customers and entities;

(iii)	geographic locations; and

(iv)	methods that the Bank uses to interact with its customers such as face-to-face contact or through electronic means (collectively, (i) through (iv) are the “specific risk categories”);

(b)	a detailed analysis of all data pertinent to the Bank’s specific risk categories in relation to the Bank’s Customer Identification Program (“CIP”) and Customer Due Diligence Program (“CDD”). The analysis should consider, as appropriate, the following factors:

(i)	purpose of the account;

(ii)	actual or anticipated activity in the account;

(iii)	nature of the customer’s business or occupation;

(iv)	geographic location; and

(v)	the types of products and services used by the customer;

(c)	an assessment of BSA risk both individually within the Bank’s business lines and on a consolidated basis across all Bank activities and product lines; and

(d)	a provision requiring maintenance of appropriate documentation, including CDD information, to support the Risk Assessment conclusions.

(2) The Board shall ensure the Risk Assessment is updated annually, at minimum, to identify and respond to changes in the Bank’s risk profile (new products or services, changes to existing products or services, higher-risk customer activities, etc.).

(3) The Board shall require annual independent testing to confirm the reasonableness of the Risk Assessment conclusions. The Board shall review the results of the testing for appropriateness and whether changes are needed to the Risk Assessment or the Bank’s BSA program and document its review in writing.

ARTICLE IV

BANK SECRECY ACT ENHANCED DUE DILIGENCE (“EDD”)

(1) By March 31, 2013, the Board shall develop, implement, and thereafter ensure Bank adherence to expanded account opening policies and procedures for all accounts that pose greater than normal risk for compliance with the BSA. The policies and procedures shall include, at a minimum:

(a)	identification of all account owners and beneficial owners in compliance with applicable rules, regulations, and regulatory guidance;

(b)	identification of the officers, directors, major shareholders, or partners, as applicable; and

(c)	documentation of the following minimum information, as relevant, for all Bank customers that pose greater than normal risk for compliance with the BSA:

(i)	purpose of the account;

(ii)	source of the customer’s funds and wealth;

(iii)	occupation or type of business conducted by the customer;

(iv)	domicile of the business;

(v)	any relevant financial information concerning the customer;

(vi)	proximity of the customer’s residence, place of employment, or place of business to the Bank;

(vii)	description of the customer’s primary trade area and whether international transactions are expected to be routine;

(viii)	description of the business operations, the anticipated volume of currency and total sales, and a list of major customers and suppliers;

(ix)	explanations for changes in account activity; and

(x)	any other due diligence required by this Order, the BSA Officer, any Reports of Examination, or the Bank.

(2) By May 31, 2013, the Bank shall obtain the information required in the preceding paragraph (1) of this Article for all existing customer accounts that pose greater than normal risk for compliance with the BSA.

(3) The Bank shall have a policy for not opening an account, allowing the use of an account while verifying a customer’s identity or other risks, closing an account, and filing Suspicious Activity Reports (“SARs”) if the Bank does not receive the information required by paragraphs (1) and (2) of this Article by the date the information is due or if the Bank is not able to form a reasonable belief that it knows the true identity of a customer.

(4) The BSA Officer or his/her designee shall review at least once every twelve (12) months account documentation for all higher-risk customers and the related accounts of those customers at the Bank to determine whether the account activity is consistent with the customer’s business and the stated purpose of the account.

(5) The Bank shall not open any account for a customer, and shall close any existing account of a customer, if the information available to the Bank indicates that the customer’s relationship with the Bank would be detrimental to the reputation of the Bank.

(6) The term “related accounts,” as referenced in this Article, shall be broadly construed and shall include the following accounts:

(a)	all accounts for which there are common signatories, officers, directors, addresses, taxpayer identification numbers, or phone numbers that can be reasonably identified;

(b)	all accounts of a customer’s immediate relatives by blood, marriage, or adoption (for example, spouses, children, parents, siblings, uncles, and aunts) that can be reasonably identified;

(c)	all accounts of any corporation, joint enterprise, partnership, or any undertaking whatsoever that can be reasonably identified as controlled by or operated substantially in the interest of any Bank customer. “Control” includes direct or indirect ownership of ten percent (10%) or more of the stock, capital, or equity of any such undertaking; and “substantial interest” shall mean derivation in any manner of income of ten thousand dollars ($10,000) or more per annum from the operation of any such undertaking;

(d)	all accounts where the Bank’s customer can be reasonably identified as exercising control or authority over the account holder; and

(e)	any account(s) so designated by the Director.

ARTICLE V

BANK SECRECY ACT ONGOING MONITORING

(1) By March 31, 2013, in response to the risks identified in the Risk Assessment performed pursuant to Article III of this Order, the Board shall develop, implement, and thereafter ensure Bank adherence to a written program of policies and procedures to provide for the appropriate identification, analysis, and monitoring of transactions that pose greater than normal risk for compliance with the BSA. This program shall include, at a minimum, enhanced policies and procedures for transactions that pose greater than normal risk for compliance with the BSA, including:

(a)	timely identification and monitoring of transactions, including:

(i)	employee identification and referral;

(ii)	law enforcement inquiries and requests; and

(iii)	use of automated systems;

(b)	application of appropriate thresholds and filters for automated systems in monitoring all types of transactions, accounts, customers, products, services, and geographic areas that include, at a minimum:

(i)	meaningful thresholds and alert scenarios for filtering accounts and customers for further monitoring, review, and analysis;

(ii)	an analysis of the thresholds and filters established by the Bank;

(iii)	maintenance of documentation supporting the Bank’s methodology for establishing thresholds and filters; and

(iv)	periodic independent testing of thresholds and filters for their appropriateness to the Bank’s customer base, products, services, and geographic area;

(c)	timely investigation and resolution of transactions; and

(d)	recording, maintaining, and recalling information.

(2) By March 31, 2013, the Board shall develop, implement, and thereafter ensure Bank adherence to a written program of policies and procedures for the identification and ongoing monitoring of higher-risk customers. These policies and procedures shall include, at a minimum:

(a)	maintenance of an accurate and complete list of higher-risk customers using:

(i)	CDD information, including normal and expected account activity;

(ii)	the BSA risk assessment; and

(iii)	automated systems;

(b)	periodic review of reports on all higher-risk customers that include:

(i)	the name of the customer;

(ii)	the officers, directors, and major shareholders of any corporate customer, and the partners of any partnership customer;

(iii)	any other accounts maintained by the customer and, as applicable, its officers, directors, major shareholders, or partners;

(iv)	any related accounts of the customer at the Bank;

(v)	any action the Bank has taken on the account;

(vi)	the purpose and balance of the account; and

(vii)	any unusual activity for each account or any significant deviations from expected activity as set forth in the Bank’s CDD and EDD file; and

(c)	a requirement for a detailed annual review of each higher-risk customer that includes updating all pertinent customer information, analyzing actual activity and comparing it with expected activity, and taking action(s) as deemed appropriate based on the results of the review.

ARTICLE VI

BANK SECRECY ACT SUSPICIOUS ACTIVITY REPORTING

(1) By March 31, 2013, the Board shall develop, implement, and thereafter ensure Bank adherence to a written program to establish a system of internal controls and processes to ensure compliance with the requirements to file SARs as set forth in 12 C.F.R. § 163.180(d). At a minimum, this written program shall include appropriate policies and procedures to ensure that the Bank:

(a)	identifies and reports known or suspected violations of Federal law, violations of the BSA, or suspicious transactions related to money laundering activity, including suspicious activity relating to the opening of new accounts, identified through the monitoring of current accounts, and the transfer of funds through the Bank;

(b)	files SARs within the time frames specified in the applicable rules, regulations, and regulatory guidance, and files follow-up SARs every ninety (90) days in cases where suspicious activity is ongoing;

(c)	files accurate and complete SARs with narratives that provide a sufficient description of the activity reported and the basis for filing;

(d)	thoroughly documents individual SAR decisions;

(e)	provides sufficient information on its SAR filings to the Board or an appropriate committee thereof; and

(f)	retains copies of SARs and supporting documentation for five (5) years from the date of filing the SAR.

ARTICLE VII

BANK SECRECY ACT AUDIT

(1) By May 31, 2013, the Board shall cause the Bank to undergo a comprehensive BSA audit conducted by a qualified, independent third party.

(2) By May 31, 2013, the Board shall adopt, implement, and thereafter ensure Bank adherence to an effective, independent, BSA audit program, so that its scope, testing, documentation , and follow-up testing are sufficient to:

(a)	detect irregularities in the Bank’s operations;

(b)	determine the Bank’s level of compliance with all applicable laws, rules, regulations, and regulatory guidance;

(c)	evaluate the Bank’s adherence to established policies and procedures;

(d)	perform an appropriate level of testing to support the audit findings; and

(e)	ensure adequate audit coverage in all areas.

(3) The Board shall ensure that the person(s) or external firm responsible for implementing the BSA audit program described in paragraph (2) of this Article reports directly to the Board, or a designated committee thereof, which shall have the sole power to direct the audit activities. All reports prepared by the audit staff shall be filed directly with the Board, or a designated committee thereof, and not through any intervening party.

(4) All audit reports shall be in writing and supported by adequate workpapers, which must be provided to the Bank. The Board, or a designated committee thereof, shall ensure the Bank takes immediate actions to remedy deficiencies cited in audit reports, and that auditors maintain a written record describing those actions.

(5) The audit staff shall have access to any records necessary for the proper conduct of its activities. The OCC shall have access to all reports and work papers of the audit staff and any other parties working on its behalf.

ARTICLE VIII

BANK SECRECY ACT OFFICER AND STAFFING

(1) The Board shall ensure that the Bank has a permanent, qualified, and experienced BSA Officer who shall be vested with sufficient authority to fulfill the duties and responsibilities of the position and ensure the safe and sound operation of the Bank at all times. In the event that the position is vacated, the Board shall within ninety (90) days appoint a new BSA Officer.

(2) By February 28, 2013, the Board shall conduct a formal written assessment of the Bank’s oversight and infrastructure to ensure compliance with the BSA. This assessment shall include, at a minimum:

(a)	the adequacy of Board knowledge, oversight, and management information systems regarding the BSA requirements and Bank compliance;

(b)	the adequacy of BSA compliance function staffing, including:

(i)	the level and scope of responsibilities of the BSA Officer;

(ii)	the knowledge, skills, and capability of the BSA Officer to conduct assigned responsibilities and ensure the Bank’s compliance with the BSA; and

(iii)	the number of staff needed to support the BSA Officer and the Bank’s BSA compliance function, and the level and scope of responsibilities of any supporting staff;

(c)	the BSA Officer’s reporting structure and independence from the Bank’s management; and

(d)	the Bank’s performance management program that addresses periodic performance evaluations of staff involved with BSA compliance.

(3) By March 31, 2013, based on the results of the assessment required under paragraph (2) of this Article, the Board shall implement any changes that are needed regarding the Bank’s BSA Officer and supporting staff, including the responsibilities, authority, structure, independence, competencies, or capabilities. In particular, the Board shall ensure that the BSA Officer and supporting staff have sufficient training, authority, and skill to perform their assigned responsibilities.

ARTICLE IX

BANK SECRECY ACT TRAINING

(1) By February 28, 2013, the Board shall receive adequate training on BSA risks and program requirements, to be conducted by a qualified and knowledgeable individual.

(2) By April 30, 2013, the Board shall develop, implement, and thereafter ensure Bank adherence to a comprehensive training program for all Bank employees to ensure their awareness of their responsibility for compliance with the requirements of the BSA. This comprehensive training program shall:

(a)	provide for more extensive BSA training for all operational and supervisory personnel assigned to the Bank’s BSA compliance function;

(b)	provide for more targeted training for other personnel focusing on the individual’s specific duties and responsibilities; and

(c)	include strategies for mandatory attendance, the frequency of training, procedures and timing for updating the training program and materials, and the method for delivering training.

ARTICLE X

ACCOUNT/TRANSACTION ACTIVITY REVIEW

(1) By February 28, 2013, the Board shall submit to the Director for a written determination of no supervisory objection, a written plan to review account and transaction activity occurring at the Bank to determine whether suspicious activity was timely identified by the Bank, and if appropriate to do so, was then reported by the Bank in accordance with 12 C.F.R. § 163.180(d), as amended (“Activity Review”).

(2) The Activity Review plan shall be risk-based, including risks identified in the Risk Assessment performed pursuant to Article III of this Order, and shall identify the sampling, software screening, or analytical techniques the Bank will use to identify transactions that pose (or posed) greater than normal risk for compliance with the BSA, including at a minimum:

(a)	deposit accounts;

(b)	wire transactions;

(c)	monetary instrument transactions; and

(d)	cash transactions (including structuring).

(3) In the event the Director provides written comments, the Board shall immediately make the necessary revisions to the Activity Review plan and resubmit the plan to the Director.

(4) Within ninety (90) days of receiving a written determination of no supervisory objection from the Director, the Board shall complete the Activity Review in accordance with the plan submitted pursuant to paragraph (1) of this Article. Upon completion of the Activity Review, the written findings shall be reported to the Board, with a copy to the Director. The Bank shall file SARs, in accordance with 12 C.F.R. § 163.180(d), for any previously unreported suspicious activity identified during the Activity Review.

(5) Based on the results of the Activity Review, the OCC, at its sole discretion, may expand the scope of the Activity Review and require a longer Activity Review period. If additional Activity Review is deemed appropriate by the Director, the Bank shall complete the additional Activity Review in accordance with this Article.

ARTICLE XI

CLOSING

(1) Although the Bank is required by this Order to submit certain proposed actions and programs for the review or prior written determination of no supervisory objection of the Director, the Board has the ultimate responsibility for proper and sound management of the Bank and the completeness and accuracy of the Bank’s books and records.

(2) It is expressly and clearly understood that if, at any time, the Comptroller deems it appropriate in fulfilling the responsibilities placed upon him by the several laws of the United States of America to undertake any action affecting the Bank, nothing in this Order shall in any way inhibit, estop, bar, or otherwise prevent the Comptroller from so doing.

(3) The provisions of this Order are effective upon the issuance of this Order by the Comptroller, through his authorized representative whose signature appears below, and shall remain effective and enforceable, except to the extent that, and until such time as, any provisions of this Order shall have been amended, suspended, waived, or terminated in writing by the Comptroller.

(4) Except as otherwise expressly provided herein, any time limitation imposed by this Order shall begin to run from the effective date of this Order.

(5) If the Bank requires a waiver or suspension of any provision or an extension of any time frame within this Order, the Board shall submit a written request to the Director asking for relief. Any written requests submitted pursuant to this Article shall include a statement setting forth in detail, with relevant supporting documentation, the special facts and circumstances that support the waiver or suspension of any provision or an extension of a time frame within this Order.

(6) The Director’s decision concerning a request submitted pursuant to paragraph (5) of this Article is final and not subject to further review.

(7) In each instance in this Order in which the Board or a Board committee is required to ensure adherence to, or undertake to perform certain obligations of the Bank, it is intended to mean that the Board shall:

(a)	authorize and adopt such actions on behalf of the Bank as may be necessary for the Bank to perform its obligations and undertakings under the terms of this Order;

(b)	require the timely reporting by Bank management of such actions directed by the Board to be taken under the terms of this Order;

(c)	follow up on any noncompliance with such actions in a timely and appropriate manner; and

(d)	require corrective action be taken in a timely manner for any noncompliance with such actions.

(8) Each citation or referenced guidance included in this Order includes any subsequent guidance that replaces, supersedes, amends, or revises the cited law, regulation, or guidance.

(9) This Order is intended to be, and shall be construed to be, a final order issued pursuant to 12 U.S.C. § 1818(b), and expressly does not form, and may not be construed to form, a contract binding on the Comptroller or the United States.

(10) All reports or plans that the Bank or Board has agreed to submit to the Director pursuant to this Order shall be forwarded to:

Director for Special Supervision	With a copy to:
Office of the Comptroller of the Currency	Assistant Deputy Comptroller
250 E Street S.W.	Kansas City Field Office
Mail Stop 8E-12	7101 College Boulevard, Suite 1600
Washington, DC 20219	Overland Park, KS 66210-2077

(11) The terms of this Order, including this paragraph, are not subject to amendment or modification by any extraneous expression, prior agreements, or prior arrangements between the parties, whether oral or written.

IT IS SO ORDERED, this 1st day of February, 2013.

/s/ Michael R. Brickman
Michael R. Brickman Director for Special Supervision

UNITED STATES OF AMERICA

DEPARTMENT OF THE TREASURY

COMPTROLLER OF THE CURRENCY

In the Matter of: North American Savings Bank, FSB Grandview, Missouri	) ) )	AA-EC-2012-160

STIPULATION AND CONSENT TO THE ISSUANCE

OF A CONSENT ORDER

WHEREAS, the Comptroller of the Currency of the United States of America (“Comptroller” or “OCC”) intends to initiate cease and desist proceedings against North American Savings Bank, FSB, Grandview, Missouri (“Bank”) pursuant to 12 U.S.C. § 1818(b) through the issuance of a Notice of Charges for unsafe or unsound banking practices and violations of law relating to the Bank Secrecy Act.

WHEREAS, the Bank, in the interest of compliance and cooperation, consents to the issuance of a Consent Order, dated February 1, 2013 (“Order”) by executing this Stipulation and Consent to the Issuance of a Consent Order (“Stipulation”);

NOW THEREFORE, in consideration of the above premises, the Comptroller, through his authorized representative, and the Bank, through its duly elected and acting Board of Directors, hereby stipulate and agree to the following:

ARTICLE I

JURIDICTION

(1) The Bank is a “Federal savings association” within the meaning of 12 U.S.C. § 1462(3) and an “insured depository institution” within the meaning of 12 U.S.C. § 1813(c).

(2) The Comptroller is “the appropriate Federal banking agency” regarding the Bank pursuant to 12 U.S.C. §§ 1813(q) and 1818(b).

(3) The Bank is an “insured depository institution” within the meaning of 12 U.S.C. § 1818(b)(1).

ARTICLE II

AGREEMENT

(1) The Bank, without admitting or denying any wrongdoing, hereby consents and agrees to the issuance of the Order by the Comptroller.

(2) The Bank further agrees that said Order shall be deemed an “order issued with the consent of the depository institution” as defined in 12 U.S.C. § 1818(h)(2), and consents and agrees that said Order shall become effective upon its issuance and shall be fully enforceable by the Comptroller under the provisions of 12 U.S.C. § 1818(i).

(3) Notwithstanding the absence of mutuality of obligation, or of consideration, or of a contract, the Comptroller may enforce any of the commitments or obligations herein undertaken by the Bank under his supervisory powers, including 12 U.S.C. § 1818(i), and not as a matter of contract law. The Bank expressly acknowledges that neither the Bank nor the Comptroller has any intention to enter into a contract.

(4) The Bank declares that no separate promise or inducement of any kind has been made by the Comptroller, or by his agents or employees, to cause or induce the Bank to consent to the issuance of the Order and/or execute the Order.

(5) The Bank also expressly acknowledges that no officer or employee of the Comptroller has statutory or other authority to bind the United States, the U.S. Treasury Department, the Comptroller, or any other Federal bank regulatory agency or entity, or any officer or employee of any of those entities to a contract affecting the Comptroller’s exercise of his supervisory responsibilities.

(6) The terms and provisions of this Stipulation and the Order shall be binding upon, and inure to the benefit of, the parties hereto and their successors in interest. Nothing in this Stipulation or the Order, express or implied, shall give any person or entity, other than the parties hereto, and their successors hereunder, any benefit or any legal or equitable right, remedy, or claim under this Stipulation or the Order.

ARTICLE III

WAIVERS

(1) The Bank, by signing this Stipulation, hereby waives:

(a)	the issuance of a Notice of Charges pursuant to 12 U.S.C. § 1818(b);

(b)	any and all procedural rights available in connection with the issuance of the Order;

(c)	all rights to a hearing and a final agency decision pursuant to 12 U.S.C. § 1818(i), 12 C.F.R. Part 109;

(d)	all rights to seek any type of administrative or judicial review of the Order; and

(e)	any and all rights to challenge or contest the validity of the Order.

ARTICLE IV

CLOSING PROVISIONS

(1) The provisions of this Stipulation shall not inhibit, estop, bar, or otherwise prevent the Comptroller from taking any other action affecting the Bank if, at any time, he deems it appropriate to do so to fulfill the responsibilities placed upon him by the several laws of the United States of America.

(2) Nothing in this Stipulation shall preclude any proceedings brought by the Comptroller to enforce the terms of the Order, and nothing in this Stipulation constitutes, nor shall the Bank contend that it constitutes, a waiver of any right, power, or authority of any other representative of the United States or an agency thereof, including, without limitation, the United States Department of Justice, to bring other actions deemed appropriate.

IN TESTIMONY WHEREOF, the undersigned, authorized by the Comptroller as his representative, has hereunto set his hand on behalf of the Comptroller.

/s/ Michael R. Brickman	February 1, 2013
Michael R. Brickman	Date
Director for Special Supervision

IN TESTIMONY WHEREOF, the undersigned, as the duly elected and acting Board of Directors of the Bank, have hereunto set their hands on behalf of the Bank.

/s/ Frederick V. Arbanas	February 1, 2013
Frederick V. Arbanas /s/ Barrett Brady	Date February 1, 2013
Barrett Brady /s/ Laura Brady	Date February 1, 2013
Laura Brady /s/ Keith Cox	Date February 1, 2013
Keith Cox /s/ David H. Hancock	Date February 1, 2013
David H. Hancock /s/ Linda S. Hancock	Date February 1, 2013
Linda S. Hancock /s/ Paul L. Thomas	Date February 1, 2013
Paul L. Thomas /s/ W. Russell Welsh	Date February 1, 2013
W. Russell Welsh	Date